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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS AGREEMENT (this "Agreement") is being entered into and effective this 16th day of June, 2000, by, between and among FIRST COMMUNITY BANK CORPORATION OF AMERICA, a Florida corporation (the "Company"), FIRST COMMUNITY BANK OF AMERICA (the "Bank"), and KENNETH P. CHERVEN ("Cherven").

                       SECTION 1. EMPLOYMENT OF EXECUTIVE

         1.1 Executive Employment. The Company employs Cherven as President and Chief Executive Officer of the Company, and the Bank hereby employs Cherven as Chief Executive Officer of the Bank; and Cherven accepts such employment upon the terms and conditions set forth within this Agreement. During the period of his employment, Cherven agrees to devote his expertise, skills and his best and undivided efforts for the exclusive benefit of the Company and the Bank in the performance of his duties and responsibilities.

         1.2 Term of Employment. The initial term of employment pursuant to this Agreement shall begin on July 5, 2000, and end on July 3, 2005 (the "Term"). If this Agreement has not been previously terminated, at the expiration of the Term, this Agreement shall continue until terminated by either party on one hundred eighty (180) days prior notice to the other.

         1.3 Duties and Responsibilities. During the Term, Cherven shall be responsible for the executive management of the Company and the Bank, including, without limitation, the execution of such business plans as shall be approved by the Board of Directors or the Executive Committee of the Board, the engagement, termination and supervision of other executive officers and employees of the Company and the Bank and such other duties and responsibilities as may be reasonably assigned to him from time to time by the Board of Directors and/or Executive Committee of the Board of the Company or the Bank, respectively. The Company shall appoint Cherven as a Director of the Bank and shall nominate Cherven as a Director of the Company and use its best efforts to elect him as a Director during the Term. During the Term, Cherven shall not be required to relocate his personal residence from Pinellas County, Florida, provided, however, that Cherven may be required to travel, at the Company's expense, for the business of the Company as reasonably necessary.

                         SECTION 2. TERMS OF EMPLOYMENT

         2.1 Compensation

         (a) Salary. During the first of the Term, the Company shall pay Cherven as compensation for all services rendered hereunder, a base salary of $140,000.00. Cherven's salary shall be adjusted on an annual basis thereafter following a performance review conducted by the Board of Directors. Salary payments shall be made in the same manner as the Company routinely pays its other executive employees, but in any event no less frequently than once per calendar month. All applicable income, social security and other taxes and charges which are require by law to be withheld by the Company or which are requested to be withheld by

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Cherven, shall be deducted form the base salary in accordance with the Company's normal payroll practice for its salaried executives from time to time in effect.

         (b) Minimum Annual Bonus. Cherven shall receive an annual bonus payable within forty-five days (45) after the end of each year during the Term provided that he satisfies the pre-determined performance goals. Such goals shall be mutually agreed upon by the parties on an annual basis, with the expectation that such goals shall be achievable and achieved during each year of the Term. The minimum bonus for the first year for the Term shall be twenty percent (20%) of the base salary.

         (c) Annual Discretionary Bonus. Cherven shall be eligible for an additional bonus during each year of the Term in the sole discretion of the Board of Directors.

         (d) Grant of Stock Options. Provided Cherven satisfactorily meets performance standards as agreed upon from time to time by the Chief Executive Officer of the Company, the Board of Directors of the Company and Cherven, the Company hereby grants to Cherven options to purchase 100,000 shares of the Company's Class B Common Stock, at an exercise price of $10.00 per share. Such options shall be incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended. The options shall vest in accordance with the following schedule, and each option shall be exercisable upon vesting:

                           Options Vested for Numbers
Date Granted               of Shares of Stock                 Date of Vesting
------------               ------------------                 ---------------
July 5, 2000               20,000                             July 5, 2000
February 15, 2001          10,000                             July 5, 2001
February 15, 2002          10,000                             July 5, 2002
February 15, 2003          10,000                             July 5, 2003
February 15, 2004          10,000                             July 5, 2004
February 15, 2005          10,000                             July 5, 2005
February 15, 2006          10,000                             July 5, 2006
February 15, 2007          10,000                             July 5, 2007
February 15, 2008          10,000                             July 5, 2008

Each of the above-described options shall expire on the sixth (6th) anniversary of the date such option is granted (the "Date Granted"). Provided, should this Agreement terminate for Good Cause, Good Reason or by mutual agreement of the parties hereto, Cherven shall exercise all of the options described above within six (6) months of such termination date; thereafter, all such options shall espier and become null and void. The Company and Cherven shall enter into a stock option agreement containing customary terms and provisions and incorporating the provisions of the Company's incentive stock option plan.

         2.2 Termination. During the Term, if the Company terminates Cherven's employment for other than Good Cause or if Cherven resigns for Good Reason, the Company shall continue to pay compensation and benefits to Cherven at the same rate and on the same dates as prior to such termination through the end of the Term ("Severance Payment"). If the Company terminates Cherven's employment for Good Cause or if employment is terminated as a result of death, Disability or voluntary resignation of employment prior to the end of the Term,

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then the Company shall pay to Cherven only such compensation, vacations and benefits as shall have accrued through the actual date of termination of employment. In the event that Cherven is entitled to a Severance Payment pursuant to this Section 2.2 and Cherven secures employment at any time during the remaining term of this Agreement following termination (the "Severance Period"), then the Company shall be entitled to a credit against its obligation to make the Severance Payment in the amount of up to seventy-five percent (75%) of Cherven's cumulative salary during the Severance Period earned from or otherwise paid to him by his new employer.

         Should Company fail to pay any of the Severance Payment when due, Cherven shall have the option of (a) seeking to enforcement payment of such Severance Payment by Company with all terms of this Agreement remaining enforceable by either party or (b) waiving his right to seek enforcement of such Severance Payment in consideration for the automatic termination of Section 5.1(b) "Covenant Not to Compete".

         2.3 Company Benefits. The Company agrees that Cherven will participate in all fringe benefit programs of the company form the earliest date of eligibility under such programs, including all group health, long term disability, life insurance and retirement plans which may be in effect at the time of , or from time to time during, his employment. The premiums for fully paid medical benefits for Cherven and his family shall be paid by the company as shall a $500,000.00 term life insurance policy payable to Cherven's beneficiaries under his estate plan. Cherven shall be eligible to participate in the company's 401(k) plan on October 1, 2000 (provided Cherven's start date is on or before July 5, 2000).

         2.4 Vacation. Cherven shall be entitled to three weeks of paid vacation per year during his Term. In addition, he shall also attend the Florida Banker's Association Annual Conference, and fulfill his commitment to teach at the Florida School of Banking for one week each year for the next three years.

         2.5 Automobile. The company shall provide Cherven with an automobile allowance of $600.00 per month. Cherven shall be responsible for all insurance and maintenance charges.

         2.6 Country Club Membership. Cherven shall be reimbursed for the dues and other membership assessments (but not initiation dues) for one country club or tennis club.

         2.7 Resources. Cherven shall be provided with an appropriate office and secretary and support staff in order to carry out his duties and responsibilities as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank.

         2.8 Expenses. Cherven shall be issued and authorized to use a corporate credit card for all necessary and reasonable expenses, including travel and entertainment expenses, incurred by him in furtherance of the performance of his duties and responsibilities.

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                             SECTION 3. DEFINITIONS

         As used in this Agreement, the following terms have the following meaning:

         3.1 Disability means the inability, by reason of physical or mental infirmity, or both, of Cherven to perform any of his duties hereunder in a meaningful manner, for a period of six consecutive months beginning on the date of the first physical or mental infirmity, or both. The determination of the occurrence of such a Disability will be made in writing by a licensed physician selected by Cherven and reasonably acceptable to the Company residing in or near St. Petersburg, Florida.

         3.2 Good Cause means the occurrence of any of the following: (i) Cherven's conviction of, or plea of guilty of nolo contendere to, a felony or a crime of falsehood or involving moral turpitude; or (ii) refusal or inability of Cherven to substantially perform such duties as may be assigned to him from time to time by the Board of Directors and/or Executive Committee of the Board of Directors, other than a failure resulting form Cherven's incapacity as a result of Disability, following notice from the Board of Directors of the Company or the Bank, as the case may be, to perform such duties.

         3.3 Good Reason means to Company or the Bank (i) demotes or otherwise elects or appoints Cherven to a lesser officer or capacity than that specified in his employment agreement or fails to elect or appoint him to such officers or capacities; (ii) reduces Cherven's base salary or minimum annual bonus; (iii) materially reduces Cherven's benefits under any employee benefit plan, program or arrangement of the Company or the Bank (other than a change that affects all employees similarly situated) from the level in effect upon Cherven's commencement or participation; (iv) requires Cherven to relocate from the Pinellas County, Florida area or travel for extended periods or time; or (v) commits any other material breach of the provisions of this Agreement and Cherven provides at least 10 days' prior written notice to the Board of Directors of the Company or the Bank, as the case may be, of the existence of such breach and his intention to terminate this Agreement and such breach is not cured within 20 days of the date of such notice.

                            SECTION 4. MISCELLANEOUS

         4.1 Severability. If any provision of this Agreement is deemed to be invalid or unenforceable or is prohibited by the laws of the state or place where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or place and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement, however, shall be valid and not binding and of like effect as though such provision were not included.

         4.2 Binding Effect. The Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any person, partnership, the Company or corporation which may acquire substantially all of the Company's assets or business or with or into which the Company may be liquidated, consolidated, merged or

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otherwise combined. In addition, this Agreement shall inure to the benefit of and be binding upon executive, his heirs, distributees and personal representative.

         4.3 Entire Agreement Amendment. This Agreement supersedes all pervious agreements between Cherven and the Company. This Agreement cannot be amended, modified or supplemented in any respect except by a subsequent written agreement executed by both parties.

         4.4 Waiver of Breach. The waiver by the Company or Bank of a breach of any provision of the Agreement by Cherven shall not operate of be construed as a waiver of any subsequent breach of the same or any other provision by Cherven.

         4.5 No Breach of Existing Contracts. Cherven warrants and represents to the Company and Bank that the execution of the Agreement, his employment with the Company and Bank, and the performance of the duties herein described, does not and will not result in the breach or violation of any employment agreement or any other agreement, written or oral, to which Cherven is or has been a party.

         4.6 Notices. Any notice given hereunder shall be in writing and delivered personally or by mail, sent either by registered or certified mail, return receipt requested:

         To the Bank:        First Community Bank Corporation of America

                             6100 4th Street North

                             St. Petersburg, FL 33703 Attention:
                             Ralph E. Stevens, Jr. President

         To the Company:     First Community Bank of America
                             6100 4th Street North
                             St. Petersburg, FL 33703
                             Attention:_______________________

         To Cherven:         Kenneth P. Cherven
                             9401 Merrimoor Blvd.
                             Largo, FL 33777

         Notices sent by hand delivery shall be deemed effective on the date of hand delivery. Notices sent by overnight carrier shall be deemed effective on the next business day after being placed into the hands of the overnight carrier. Notices sent by registered or certified mail shall be deemed effective on the third business day after being deposited into the post office.

         4.7 Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

         4.8 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida (other than the choice of law principles thereof). Both parties submit to the jurisdiction of the U.S. District Court for the Middle District of Florida and the Circuit Court


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in and for Pinellas County, Florida, as the exclusive proper forum in which to adjudicate any case or controversy arising hereunder.

         4.9 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                          SECTION 5. EMPLOYEE COVENANTS

         5.1 Restrictive Covenants.

         (a) Anti-Piracy. Cherven hereby expressly covenants and agrees, which covenants and agreements are of the essence of the Agreement, that he will not, during the term of this Agreement and for a period of two (2) years immediately following the termination of this Agreement, for any reason whatsoever, directly of indirectly, for himself, or on behalf of, or in conjunction with, any other person, persons, company, partnership or corporation:

         (1) call upon any customer or customers of Company and/or Bank solicited or contacted by Cherven while at the Company and/or Bank, pursuant to his employment hereunder, for the purpose of soliciting, selling or servicing any programs or services of the type sold and serviced by Company and/or Bank during the term hereof;

         (2) nor will Cherven divert, solicit or take away any customer or customers of Company and/or Bank or the business or patronage or any such customers of the company and/or Bank during the term hereof;

         (3) nor will Cherven call upon Prospective Customer (as hereafter defined) or customers of the Company and/or Bank, for the purpose of soliciting, selling or servicing programs or services of the type sold and serviced by Company and/or Bank during the term hereof within thirty-five (35) miles of the Bank's office (the "Restrictive Area"), whose address is set forth in the Notices provision of this Agreement. For the purposes of this Agreement, prospective customers are defined as those prospects that, during any part of the six (6) month period next preceding his termination under this Agreement were:

                  (i) Called upon by Cherven or Cherven's staff, two (2) or more times, or

                  (ii) Listed by Cherven or Cherven's staff, as active potential prospects on Cherven's sales call reports;

         (4) nor upon termination of Cherven's employment form Company and/or Bank, whether by resignation, discharge, or otherwise, and for a period of two (2) years from the date of termination, shall Cherven, directly or indirectly, for himself or herself or on behalf of, or in conjunction with, any other person, persons, Company and/or Bank, partnership or corporation: solicit, approach, or call upon any Company and/or Bank, partnership or corporation: solicit, approach, or call upon any Company and/or Bank Cherven for the

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         purpose of retaining or hiring the company and/or Bank Cherven in any capacity within the Restrictive Area.

         (b) Covenant Not to Compete. Cherven hereby expressly covenant and agrees, which covenants and agreements are the essence of this Agreement, that Cherven will not, during the term of this Agreement and for a period of two (2) years immediately following the termination of this Agreement, for any reason whatsoever, directly or indirectly own, manage, operate, control, be employed by, participate in, or be connected in any manner whatsoever whether as an individual, partner, officer, director, employee, advisor, consultant, agent, representative or a corporation, trustee or fiduciary with the ownership, management, operation or control of any business any part of which is competitive with the business conducted by the Company and/or Bank within the Restrictive Area.

         (c) Legal Remedies. In the event of a breach or threatened breach by Cherven of the provisions of this Section 5, Company and/or Bank shall be entitled to an injunction restraining Cherven from directly or indirectly competing with the company and/or Bank or soliciting, approaching, or calling upon any employee or customers or hiring the employee in any capacity; and, in addition to obtaining and injunction, Company and/or Bank shall be entitled to recover damages from Cherven. In the event any Court determines the specified time period to be unreasonable, arbitrary, or against public policy, a lesser time period to be unreasonable, arbitrary, or against public policy, a lesser time period which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against Cherven by injunction, as well as by all other legal remedies available to Company and/or Bank. In the event of any legal action in connection with this Agreement, the prevailing party shall be entitled to recover all of its legal expenses, including reasonable attorney's fees and costs, whether the same are incurred in connection with trial or during an appeal and to have the same awarded as part of the judgment in the proceeding in which such legal expenses and attorney's fees were incurred.

         (d) Nondisclosure. Cherven recognizes and acknowledges that the list of the Company and/or Bank's customers, trade secrets, data processing systems, computer software, computer programs, or other systems, data, methods, or procedures developed or used by the Company and/or Bank, as they may exist from time to time, are valuable, special and unique assets of the Company and/or Banks' business. Cherven will not, during or after the term of his employment without the prior written consent of the Company and/or Bank, which consent may be withheld in Company and/or Bank's sole discretion, and except to the extent necessary to accomplish assignments on behalf of the Company and/or bank in which Cherven is, at any given time during the term of Cherven's tenure with the Company and/or Bank, currently and actively engaged, possess, transmit, copy, reproduce, or disclose the list of the company and/or Bank's customers or any part thereof or identify any of the loan officers for the Company and/or Bank or any of the Company and/or Bank's present or future trade secret, or any data processing systems, computer software, computer programs or other systems, data methods, or procedures to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, nor will the undersigned assist anyone else to do so. In the event of a breach or threatened breach by Cherven of disclosing, in whole or in part, the list of the Company and/or Bank's Customers or the Company and/or Bank's trade secrets, or from rendering any services to any person, firm, corporation, association, or other entity to whom such list or such trade secrets,

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in whole or in part, has been disclosed or is threatened to be disclosed and requiring the return to the Company and/or Bank of all copies of customer lists, manuals, data, software, computer programs, or written procedures in the possession of Cherven. Nothing herein shall be construed as prohibiting the Company and/or Bank from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Cherven. The existence of any claim or cause of action of Cherven against the Company and/or Bank shall not constitute a defense to the enforcement by the Company and/or bank of this Covenant. No failure of the company and/or Bank to exercise any right given hereunder shall be taken or construed as a waiver of its right to seek any remedies by reason of any past, present, or future breaches of the Agreement on the part of Cherven.

         5.2 Severability of Restrictive Covenants. Company, Bank and Cherven agree that the restrictive covenants contained in this Section 5, or any of its sub-paragraphs, are severable and separate and the unenforceability of any specific covenant therein shall not affect the validity of any other covenants set forth therein. These covenants on the part of the Cherven shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Cherven against Company and/or Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company and/or Bank of said covenants. Cherven agrees and acknowledges that any violation by Cherven of the covenants set forth in this Section 5 hereof would cause irreparable damages to Company and/or Bank, and Cherven further agrees that upon proof of the existence of such a violation of the covenants set forth in this Section 5 Company and/or Bank will be entitled to injunctive relief against the Cherven by any Court of competent jurisdiction. In the event any Court of competent jurisdiction should determine that the territorial restrictions set forth in this Section 5 and/or their duration, shall be limited to such territory and/or duration as may be determined reasonable by a Court of Competent jurisdiction.

         IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by and through their duly authorized representative as the day and year first above written.

                                         FIRST COMMUNITY BANK
                                         CORPORATION OF AMERICA
Attest:

                                         By:   /s/ Ralph E. Stevens
-----------------------------------            --------------------------------
                       , Secretary             Ralph E. Stevens, Jr. President
-----------------------


FIRST COMMUNITY BANK OF AMERICA
Attest:

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                                         By:   /s/
-----------------------------------            --------------------------------
                       , Secretary             President
-----------------------

Witness:  /s/                            /s/ KENNETH P. CHERVEN
          -------------------------      --------------------------------------
                                         KENNETH P. CHERVEN

/s/
---------------------------------